WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

Exhibit 99.1

	December 31, 2012	September 30, 2012
	(In thousands, except per share data)	
ASSETS		
Cash and cash equivalents	$ 637,298	$ 751,430
Available-for-sale securities	2,003,777	1,781,705
Held-to-maturity securities	1,407,246	1,191,487
Loans receivable, net	7,614,910	7,451,998
Covered loans, net	380,594	288,376
Interest receivable	47,830	46,857
Premises and equipment, net	207,185	178,845
Real estate held for sale	101,103	99,478
Covered real estate held for sale	36,030	29,549
FDIC indemnification asset	90,415	87,571
FHLB stock	153,542	149,840
Intangible assets, net	267,389	256,076
Federal and state income taxes	26,519	22,513
Other assets	133,004	137,219
	$ 13,106,842	$ 12,472,944
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities		
Customer accounts		
Transaction deposit accounts	$ 3,571,987	$ 2,946,453
Time deposit accounts	5,662,104	5,630,165
	9,234,091	8,576,618
FHLB advances	1,880,000	1,880,000
Advance payments by borrowers for taxes and insurance	16,552	40,041
Accrued expenses and other liabilities	61,521	76,533
	11,192,164	10,573,192
Stockholders' Equity		
Common stock, $1.00 par value, 300,000,000 shares authorized; **131,966,720** and 129,950,223 shares issued; **105,498,098** and 106,177,615 shares outstanding	131,967	129,950
Paid-in capital	1,619,026	1,586,295
Accumulated other comprehensive income, net of taxes	11,639	13,306
Treasury stock, at cost; **26,468,622** and 23,772,608 shares	(355,326)	(310,579)
Retained earnings	507,372	480,780
	1,914,678	1,899,752
	$ 13,106,842	$ 12,472,944
CONSOLIDATED FINANCIAL HIGHLIGHTS		
Common stockholders' equity per share	$ 18.15	$ 17.89
Tangible common stockholders' equity per share	15.61	15.48
Stockholders' equity to total assets	14.61%	15.23%
Tangible common stockholders' equity to tangible assets	12.83	13.45
Weighted average rates at period end		
Loans and mortgage-backed securities	4.63%	4.72%
Combined loans, mortgage-backed securities and investment securities	4.09	4.18
Customer accounts	0.79	0.90
Borrowings	3.59	3.59
Combined cost of customer accounts and borrowings	1.26	1.38
Interest rate spread	2.83	2.80

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